UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
August 4, 2006
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 4, 2006, Halozyme Therapeutics, Inc. (“Halozyme”) and Sorrento Square (“Sorrento”) entered into a First Amendment to Standard Industrial Lease (the “First Amendment”). The First Amendment is effective as of July 1, 2006 and it amends the Standard Industrial Net Lease Halozyme and Sorrento originally entered into on October 28, 2004 (the “First Lease”). On August 4, 2006, Halozyme and Sorrento also entered into a Second Amendment to Standard Industrial Lease (the “Second Amendment” and, along with the First Amendment, the “Amendments”). The Second Amendment is also effective as of July 1, 2006 and it further amends the Standard Industrial Net Lease Halozyme and Sorrento originally entered into on May 20, 2003 (the “Second Lease” and, along with the First Lease, the “Leases”).
     Halozyme’s primary administrative and research activities occur on the premises subject to the Leases, and the Amendments extend the terms of both Leases through December 31, 2007. In addition, the First Amendment increases Halozyme’s administrative and research space through the addition of two extra suites. Halozyme will receive a tenant improvement allowance of $83,500 under the First Amendment in connection with the addition of these two suites. The aggregate amount of minimum monthly rent that Halozyme owes to Sorrento under the Leases is also increased to approximately $31,000 per month.
     The preceding description of the Amendments is a summary of the material terms of those agreements and does not purport to be complete, and is qualified in its entirety by the copies of each such agreement which are attached to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	First Amendment to Standard Industrial Lease, effective as of July 1, 2006.
99.2	Second Amendment to Standard Industrial Lease, effective as of July 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
August 8, 2006	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer